Exhibit 10(iii).28

AMENDMENT TO THE 1999

AMENDED AND RESTATED EQUITY PARTICIPATION PLAN

OF

SAFEWAY INC.

Adopted by the Board of Directors on May 2, 2004

Safeway Inc., a Delaware corporation (the “Company”), adopted The 1999 Amended and Restated Equity Participation Plan of Safeway Inc. (the “Plan”), effective upon the approval of the Plan by the stockholders of the Company. The stockholders of the Company approved the Plan at the Company’s meeting of stockholders held on May 11, 1999. The Plan was amended to increase the aggregate number of shares of Common Stock issuable under the Plan by an amendment to the Plan adopted by the Board on February 25, 2003, and such amendment was approved at the Company’s annual meeting of stockholders on May 15, 2003. The Plan was further amended by the Board of Directors on February 26, 2004. The Company desires to further amend the Plan to prohibit repricing of equity awards under the Plan without stockholder approval and to prohibit the use of loans by directors and officers to exercise stock options or other equity awards.

Pursuant to Section 11.2 of the Plan, the Board of Directors of the Company (the “Board”) hereby adopts this Amendment to the Plan, effective as of May 2, 2004.

1. Section 10.2 of the Plan is hereby amended to read in its entirety as follows:

10.2 Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan and the Award Agreements, and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith, to interpret, amend or revoke any such rules and to amend any Award Agreement provided that the rights or obligations of the Holder of the Award that is the subject of any such Award Agreement are not affected adversely. Notwithstanding the foregoing, except as provided in Section 11.3, neither the Committee nor the Board shall, without the approval of the stockholders of the Company, authorize the amendment of any outstanding Award to reduce its exercise price. Furthermore, except as provided in Section 11.3, no Award shall be canceled and replaced with the grant of an Award having a lesser per share exercise price without the further approval of stockholders of the Company. Any grant or award under the Plan need not be the same with respect to each Holder. Any interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee. Notwithstanding the foregoing, the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Options and Dividend Equivalents granted to Independent Directors.

2. Section 11.2 of the Plan is hereby amended in its entirety as follows:

11.2 Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 11.2, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, without approval of the Company’s stockholders given within twelve months before or after the action by the Board, no action of the Administrator may (a) except as provided in Section 11.3, increase the limits imposed in Section 2.1 on the maximum number of shares which may be issued under the Plan, (b) materially increase the benefits available to participants under the Plan, (c) amend the Plan to authorize the amendment of any outstanding Award to reduce its exercise price (except as provided in Section 11.3) or (d) amend the Plan to permit the cancellation and replacement of any outstanding Award with the grant of an Award having a lesser per share exercise price (except as provided in Section 11.3). No amendment, suspension or termination of the Plan shall, without the consent of the Holder alter or impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Incentive Stock Options be granted under the Plan after the first to occur of the following events:

(a) The expiration of ten years from the date the Plan is adopted by the Board; or

(b) The expiration of ten years from the date the Plan is approved by the Company’s stockholders under Section 11.5.

For purposes of the preceding sentence, the adoption by the Board of an amendment to the Plan increasing the aggregate number of shares of Common Stock issuable under the Plan, and the approval of such amendment by the stockholders of the Company within twelve months pursuant to Section 11.5, shall be treated as the adoption of the Plan by the Board, and the approval of the Plan by the Company’s stockholders, respectively.

3. Section 11.5 of the Plan is hereby amended to read in its entirety as follows:

11.5 Approval of Plan by Stockholders. The Plan will be submitted for the approval of the Company’s Stockholders within twelve months after the date of the Board’s initial adoption of the Plan. Any amendment to the Plan increasing the aggregate number of shares of Common Stock issuable under the Plan, and any other amendment to the Plan that requires the approval of the Company’s stockholders, will be submitted for the approval of the Company’s stockholders within twelve months after the date of the Board’s adoption of such amendment. In addition, to the extent required under Section 162(m) of the Code, if the Board determines that Awards other than Options or Stock Appreciation Rights which may be granted to Section 162(m) Participants should continue to be eligible to qualify as performance-based compensation under Section 162(m)(4)(C) of the Code, the Performance Criteria must be disclosed to and approved by the Company’s stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which the Company’s stockholders previously approved the Performance Criteria.

4. Section 11.7 of the Plan is hereby amended to read in its entirety as follows:

11.7 Loans. The Committee may, in its discretion, extend one or more loans to Employees (other than any Director or officer of the Company) in connection with the exercise or receipt of an Award granted or awarded under the Plan, or the issuance of Restricted Stock or Deferred Stock awarded under the Plan. The terms and conditions of any such loan shall be set by the Committee. Notwithstanding the foregoing, no loan shall be made to an Employee under this Section to the extent such loan shall result in an extension or maintenance of credit, an arrangement for the extension of credit, or a renewal of an extension of credit in the form of a personal loan that is prohibited by Section 13(k) of the Exchange Act or other applicable law. In the event that the Administrator determines in its discretion that any loan under this Section is or will become prohibited by Section 13(k) of the Exchange Act or other applicable law, the Administrator may provide that such loan is immediately due and payable in full and may take any other action in connection with such loan as the Administrator determines in its discretion to be necessary or appropriate for the repayment, cancellation or extinguishment of such loan.

IN WITNESS WHEREOF, the Board of Directors of Safeway Inc. has hereunder adopted this Amendment to the Plan as indicated by the signature of the duly authorized officer of Safeway Inc. this 25th day of June, 2004.

SAFEWAY INC.

By:	/s/ Linda C. Sayler
Name:	Linda C. Sayler
Title:	Secretary

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